EXHIBIT 10.2 STIPULATION TO ENTRY OF CONSENT ORDER AND CONSENT ORDER

Federal Deposit Insurance Corporation 10 Tenth Street NE, Suite 800, Atlanta, GA 30309-3906	Atlanta Regional Office

April 16, 2010

VIA CERTIFIED MAIL – RETURN RECEIPT REQUESTED # 7099 3220 0009 0117 1355

The Board of Directors

OptimumBank

10197 Cleary Boulevard

Plantation, Florida 33324

Re:	OptimumBank

Plantation, Florida (“Bank”)

Docket Number: FDIC-09-721b // OFR 0713-FI-01/10

Stipulation to the Issuance of a Consent Order (“Stipulation”)

and Consent Order (“Order”)

Members of the Board:

On behalf of the Federal Deposit Insurance Corporation (“FDIC”) and pursuant to the authority delegated to me by the FDIC Board of Directors and the Director of the Division of Supervision and Consumer Protection of the FDIC, I have accepted the Stipulation executed by you, the Bank’s Board of Directors, and have issued the Order.

An original Stipulation and an original Order are enclosed.

Sincerely,

/s/ Doreen R. Eberley
Doreen R. Eberley
Acting Regional Director

Enclosures

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.

STATE OF FLORIDA

OFFICE OF FINANCIAL REGULATION

TALLAHASSEE, FLORIDA

)
)
In the Matter of	)	STIPULATION TO THE ISSUANCE
	)	OF A
OPTIMUMBANK	)	CONSENT ORDER
PLANTATION, FLORIDA	)
	)	FDIC-09-721b
(Insured State Nonmember Bank))		OFR 0713-FI-01/10
)
)

Subject to the acceptance of this STIPULATION TO THE ISSUANCE OF A CONSENT ORDER (“STIPULATION”) by the Federal Deposit Insurance Corporation (“FDIC”), it is hereby stipulated and agreed by and between a representative of the Legal Division of the FDIC, the State Florida, Office of Financial Regulation (“OFR”) and the OptimumBank, Plantation, Florida (“Bank”), through its board of directors, as follows:

1. The Bank has been advised of its right to receive a written Notice of Charges and of Hearing (“Notice”) detailing the unsafe or unsound banking practices and violations of law and/or regulations relating to weaknesses in asset quality, capital adequacy, earnings, management effectiveness, liquidity, and sensitivity to market risk, alleged to have been committed by the Bank and of its right to a hearing on the alleged charges under section 8(b)(l) of the Federal Deposit Insurance Act (“Act”), 12 U.S.C. § 1818(b)(l), and the FDIC’s Rules of Practice and Procedure (“Rules”), 12 C.F.R. Part 308 and Chapters 120, 655, and 658, Florida Statutes, and has waived those rights.

2. The Bank, solely for the purpose of this proceeding and without admitting or denying any of the alleged charges of unsafe or unsound banking practices and any violations of law and/or regulations, hereby consents and agrees to the issuance of a CONSENT ORDER (“ORDER”) by the FDIC and the OFR in the form attached hereto. The Bank further stipulates and agrees that such ORDER shall become effective immediately upon issuance by the FDIC and the OFR and be fully enforceable by the FDIC pursuant to the provisions of section 8(i)(1) of the Act, 12 U.S.C. § 1818(i)(1), and the Rules, and by the OFR pursuant to Chapters 120, 655, and 658, Florida Statutes, including specifically Sections 655.033 and 655.041, Florida Statutes, subject only to the conditions set forth in paragraph 3 of this STIPULATION.

3. In the event the FDIC accepts this STIPULATION and issues the ORDER, it is agreed that no action to enforce said ORDER in the United States District Court will be taken by the FDIC unless the Bank or any “institution-affiliated party”, as such term is defined in section 3(u) of the Act, 12 U.S.C. § 1813(u), has violated or is about to violate any provision of the ORDER.

4. The Bank hereby waives:

(a)	the receipt of a written Notice;

(b)	all defenses to the charges to be set forth in the Notice;

(c)	a hearing for the purpose of taking evidence regarding the allegations to be set forth in the Notice;

(d)	the filing of Proposed Findings of Fact and Conclusions of Law;

(e)	a Recommended Decision of an Administrative Law Judge; and

(f)	exceptions and briefs with respect to such Recommended Decision.

Dated: This 12th day of April, 2010.

FEDERAL DEPOSIT INSURANCE CORPORATION LEGAL DIVISION

BY:

/s/ Lisa D. Wright
Lisa D. Wright
Senior Regional Attorney

FLORIDA OFFICE OF FINANCIAL REGULATION

BY:

/s/ Linda B. Charity
Linda B. Charity Director Division of Financial Institutions Florida Office of Financial Regulation By Delegated Authority for the Commissioner, Office of Financial Regulation

OPTIMUMBANK PLANTATION, FLORIDA

BY:

/s/ Sam Borek
Sam Borek

/s/ Richard L. Browdy
Richard L. Browdy

Irving P. Cohen /(Resigned April 11, 2010)

/s/H. David Krinsky
H. David Krinsky

/s/Wendy Mitchler
Wendy Mitchler

Larry R. Willis

THE BOARD OF DIRECTORS

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.

STATE OF FLORIDA

OFFICE OF FINANCIAL REGULATION

TALLAHASSEE, FLORIDA

)
)
In the Matter of	)	CONSENT ORDER
)
OPTIMUMBANK	)	FDIC-09-721b
PLANTATION, FL	)	OFR 0713-FI-01/10
)
(Insured State Nonmember Bank))
)
)

The Federal Deposit Insurance Corporation (“FDIC”) is the appropriate Federal banking agency for OptimumBank, Plantation, Florida (“Bank”), under 12 U.S.C. § 1813(q).

The Bank, by and through its duly elected and acting Board of Directors (“Board”), has executed a “Stipulation to the Issuance of a Consent Order” (“STIPULATION”), dated April 12, 2010, that is accepted by the FDIC and the Florida Office of Financial Regulation (“OFR”). With this STIPULATION, the Bank has consented, without admitting or denying any charges of unsafe or unsound banking practices or violations of law or regulation relating to weaknesses in asset quality, earnings, management effectiveness, capital, liquidity, and sensitivity to market risk, to the issuance of this Consent Order (“ORDER”) by the FDIC and the OFR. The OFR may issue an ORDER pursuant to Chapter 120 and Section 655.033, Florida Statutes (2009).

Having determined that the requirements for issuance of an order under 12 U.S.C. § 1818(b) and under Chapter 120 and Section 655.033, Florida Statutes (2009) have been satisfied, the FDIC and the OFR hereby order that:

BOARD OF DIRECTORS

1. (a) Effective immediately, the Board shall increase its participation in the affairs of the Bank, assuming full responsibility for the approval of sound policies and objectives and for the supervision of all of the Bank’s activities, consistent with the role and expertise commonly expected for directors of banks of comparable size. The Board shall prepare in advance and follow a detailed written agenda for each meeting, including consideration of the actions of any committees. Nothing in the foregoing sentences shall preclude the Board from considering matters other than those contained in the agenda. This participation shall include meetings to be held no less frequently than monthly at which, at a minimum, the following areas shall be reviewed and approved: reports of income and expenses; new, overdue, renewal, insider, charged-off, and recovered loans; investment activity; operating policies; and individual committee actions. Board minutes shall document these reviews and approvals, including the names of any dissenting directors.

(b) Within 30 days from the effective date of this ORDER, the Board shall establish a Board committee (“Directors’ Committee”), consisting of at least four members, to oversee the Bank’s compliance with the ORDER. Three of the members of the Directors’ Committee shall not be officers of the Bank. The Directors’ Committee shall receive from Bank management monthly reports detailing the Bank’s actions with respect to compliance with the ORDER. The Directors’ Committee shall present a report detailing the Bank’s adherence to the ORDER to the Board at each regularly scheduled Board meeting. Such report shall be recorded in the appropriate minutes of the Board’s meeting and shall be retained in the Bank’s records. Establishment of this committee does not in any way diminish the responsibility of the entire Board to ensure compliance with the provisions of this ORDER.

(c) Within 60 days from the effective date of this ORDER, the Bank’s Board shall develop and adopt an educational program for periodic training for each member of the Board. The educational program shall include, at a minimum:

(i) specific training in the areas of lending, operations, and compliance with laws, rules and regulations applicable to banks chartered in the state of Florida; and,

(ii) specific training in the duties and responsibilities of the Board in connection with the safe and sound operation of the Bank.

Upon adoption of the educational program, it shall be submitted to the Regional Director of the FDIC’s Atlanta Regional Office (“Regional Director”) and to the OFR (collectively, “Supervisory Authorities”) for review and comment. The Board shall document the training activities in the minutes of the next Board meeting following completion of the training. The Board’s actions as required by this paragraph shall be satisfactory to the Supervisory Authorities as determined at subsequent examinations.

(d) Within 30 days from the effective date of this ORDER, the Board shall appoint a loan committee, which shall meet as frequently as necessary to carry out the responsibilities assigned to the committee, but in no event less frequently than once a month. The loan committee shall include at least one director who is “independent.” An independent director shall be any individual who:

(i) is not employed in any capacity by the Bank, any subsidiary, or any of its affiliated organizations, other than as a director;

(ii) does not own or control more than twenty-five percent (25.0%) of the outstanding shares of the Bank or its parent company;

(iii) is not related by blood or marriage to an officer or director of the Bank or its affiliates, or to any shareholder owning more than twenty-five percent (25.0%) of the outstanding shares of the Bank or its parent company, and who does not otherwise share a common financial interest with such officer, director or shareholder;

(iv) is a resident of, or engaged in business in, the Bank’s trade area; or is otherwise deemed to be an independent director for purposes of this ORDER by the Supervisory Authorities.

(e) The loan committee shall, at a minimum, perform the following functions:

(i) evaluate and act upon requests for loans or other extensions of credit, and assess the administration of outstanding loans or other extensions of credit, in accordance with the Bank’s loan policy;

(ii) provide a thorough, written explanation of any deviations from the loan policy, which shall:

a) address how such exceptions are in the Bank’s best interest;

b) be included in the minutes of the corresponding committee meeting; and

c) be maintained in the borrower’s credit file.

(iii) review and monitor the status of repayment and collection of overdue and maturing loans, all loans classified “Substandard” or “Doubtful” in the most recent regulatory Report of Examination, and all loans included on the Bank’s internal watch list;

(iv) review and give prior written approval for all advances, renewals, extensions of credit or overdrafts to any borrower or the borrower’s related interests when the aggregate volume of credit extended to the borrower and its “related interests,” as such term is defined in section 215.2(n) of Regulation O of the Board of Governors of the Federal Reserve System (12 C.F.R. § 215.2(n));

(v) review all applications for new loans and renewals of existing loans to Bank directors, executive officers, and their related interests, prepare a written opinion as to whether the credit is in conformance with the Bank’s loan and conflicts of interest or ethics policies, as well as all applicable laws and regulations, and refer each application and written opinion to the Bank’s Board for consideration;

(vi) maintain written minutes of the committee meetings, including a record of the review and status of the loans considered.

(f) All loan committee minutes shall be reviewed by the Bank’s board of directors during the next scheduled meeting.

MANAGEMENT

2. (a) Within 60 days from the effective date of this ORDER, the Bank shall have and retain qualified management with the qualifications and experience commensurate with assigned duties and responsibilities at the Bank. Each member of management shall be provided appropriate written authority from the Bank’s Board to implement the provisions of this ORDER. At a minimum, management shall include the following:

(i) A chief executive officer with proven ability in managing a bank of comparable size and in effectively implementing lending, investment and operating policies in accordance with sound banking practices;

(ii) A senior lending officer with a significant amount of appropriate lending, collection, and loan supervision experience, and experience in upgrading a low quality loan portfolio; and

(iii) a chief financial officer with a demonstrated ability in financial areas, including but not limited to, accounting, regulatory reporting, budgeting and planning, management of the investment function, liquidity management, and interest rate risk management.

(b) Within 60 days from the effective date of this ORDER, the Bank shall develop and approve a written analysis and assessment of the Bank’s management and staffing needs (“Management Plan”) for the purpose of providing qualified management for the Bank. The Management Plan shall include, at a minimum:

(i) identification of both the type and number of officer positions needed to properly manage and supervise the affairs of the Bank;

(ii) identification and establishment of such Bank committees as are needed to provide guidance and oversight to active management;

(iii) annual written evaluations of all Bank officers and staff members to determine whether these individuals possess the ability, experience and other qualifications required to perform present and anticipated duties, including, but not limited to, adherence to the Bank’s established policies and practices, and restoration and maintenance of the Bank in a safe and sound condition;

(iv) a plan to recruit and hire any additional or replacement personnel with the requisite ability, experience and other qualifications to fill those officer or staff member positions consistent with the needs identified in the Management Plan; and

(v) an organizational chart.

(c) The written Management Plan shall also include the requirement that the Board, or a committee thereof consisting of not less than a majority of the individuals, who are independent with respect to the Bank, provide supervision over lending, investment and operating policies of the Bank sufficient to ensure that the Bank complies with the provisions of this ORDER.

(d) Such Management Plan and its implementation shall be submitted to the Supervisory Authorities for review and comment.

(e) During the life of this ORDER, the Bank shall notify the Supervisory Authorities, in writing, of the resignation or termination of any of the Bank’s directors or senior executive officers. Prior to the addition of any individual to the Board or the employment of any individual as a senior executive officer, or executive officer as that term is defined in Subpart F of Part 303 of the FDIC Rules and Regulations, 12 C.F.R. § 303.101 and in Section 655.005, Florida Statutes, the Bank shall comply with the requirements of Section 32 of the Act, 12 U.S.C. § 1831i, and Subpart F of Part 303 of the FDIC Rules and Regulations, 12 C.F.R. §§ 303.100-303.104; and Section 655.0385, Florida Statutes, and Rule 69U-100.03852 Florida Administrative Code.

CAPITAL

3. (a) Within 90 days from the effective date of this Order, the Bank shall have Tier 1 Capital in such an amount as to equal or exceed eight percent (8.0%) of its total assets and Total Risk Based Capital in such amount as to equal or exceed twelve percent (12.0%) as that Risk Based Capital Ratio is described in the FDIC Statement of Policy on Risk-Based Capital contained in Appendix A to Part 325 of the FDIC Rules and Regulations, 12 C.F.R. Part 325, Appendix A.

(b) Thereafter during the life of this ORDER, the Bank shall maintain a Tier 1 Capital ratio to equal or exceed eight percent (8.0%) of the Bank’s total assets; and a Total Risk Based Capital ratio to equal or exceed twelve percent (12.0%).

(c) The level of Tier 1 Capital to be maintained during the life of this ORDER pursuant to paragraph 3(a) shall be in addition to a fully funded allowance for loan and lease losses (“ALLL”), the adequacy of which shall be satisfactory to the Supervisory Authorities as determined at subsequent examinations and/or visitations.

(d) Any increase in Tier 1 Capital necessary to meet the requirements of paragraph 3(a) of this ORDER may be accomplished by the following:

(i) sale of common stock; or

(ii) sale of noncumulative perpetual preferred stock; or

(iii) direct contribution of cash by the Board, shareholders, and/or parent holding company; or

(iv) any other means acceptable to the Supervisory Authorities; or

(v) any combination of the above means.

Any increase in Tier 1 Capital necessary to meet the requirements of paragraph 3(a) of this ORDER may not be accomplished through a deduction from the Bank’s ALLL.

(e) If all or part of any necessary increase in Tier 1 Capital required by paragraph 3(a) of this ORDER is accomplished by the sale of new securities, the Board shall forthwith take all necessary steps to adopt and implement a plan for the sale of such additional securities, including the voting of any shares owned or proxies held or controlled by them in favor of the plan. Should the implementation of the plan involve a public distribution of the Bank’s securities (including a distribution limited only to the Bank’s existing shareholders), the Bank shall prepare offering materials fully describing the securities being offered, including an accurate description of the financial condition of the Bank and the circumstances giving rise to the offering, and any other material disclosures necessary to comply with the Federal securities laws. Prior to the implementation of the plan and, in any event, not less than fifteen (15) days prior to the dissemination of such materials, the plan and any materials used in the sale of the securities shall be submitted to the FDIC, Division of Supervision and Consumer Protection, Accounting and Securities Disclosure Section, 550 17th Street, N.W., Room F-6066, Washington, D.C. 20429 and the OFR, 200 East Gaines Street, Tallahassee, Florida 32399-0371, for review. Any changes requested to be made in the plan or materials by the FDIC or the OFR shall be made prior to their dissemination. If the increase in Tier 1 Capital is provided by the sale of noncumulative perpetual preferred stock, then all terms and conditions of the issue, including but not limited to those terms and conditions relative to interest rate and convertibility factor, shall be presented to the Supervisory Authorities for prior approval.

(f) In complying with the provisions of paragraph 3(a) of this ORDER, the Bank shall provide to any subscriber and/or purchaser of the Bank’s securities, a written notice of any planned or existing development or other changes which are materially different from the information reflected in any offering materials used in connection with the sale of Bank securities. The written notice required by this paragraph shall be furnished within ten (10) days from the date such material development or change was planned or occurred, whichever is earlier, and shall be furnished to every subscriber and/or purchaser of the Bank’s securities who received or was tendered the information contained in the Bank’s original offering materials.

(g) For the purposes of this ORDER, the terms “Tier 1 Capital” and “total assets” shall have the meanings ascribed to them in Part 325 of the FDIC Rules and Regulations, 12 C.F.R. Part 325.

CHARGE-OFF

4.(a) Within 30 days from the effective date of this ORDER, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified “Loss” and 50 percent of those assets classified “Doubtful” in the FDIC Report of Examination dated September 14, 2009 (“Report”) that have not been previously collected or charged-off. (If an asset classified “Doubtful” is a loan or lease, the Bank may, in the alternative, increase its ALLL by an amount equal to 50 percent of the loan or lease classified “Doubtful”.) Elimination of any of these assets through proceeds of other loans made by the Bank is not considered collection for purposes of this paragraph.

(b) Additionally, while this ORDER remains in effect, the Bank shall, within 30 days from the receipt of any official Report of Examination of the Bank from the FDIC or the OFR, eliminate from its books, by collection, charge-off, or other proper entries, the remaining balance of any asset classified “Loss” and 50 percent of the those classified “Doubtful” unless otherwise approved in writing by the Supervisory Authorities.

REDUCTION OF CLASSIFIED ASSETS

5.(a) Within 60 days from the effective date of this ORDER, the Bank shall submit to the Supervisory Authorities, for review and comment, a written plan to reduce the Bank’s risk position in each asset (loans, other real estate owned, and repossession) or relationship in excess of $500,000, which is classified “Substandard” or “Doubtful” in the Classified Asset List. Within 10 days from the receipt of any comment from the Supervisory Authorities, and after due consideration of any recommended changes, the Bank shall approve the plan, which approval shall be recorded in the minutes of a Board meeting. Thereafter, the Bank shall implement and follow this plan.

(b) The written plan mandated by this provision shall further require a reduction in the aggregate balance of assets classified “Substandard” and “Doubtful” in the Classified Asset List in accordance with the following schedule. For purposes of this paragraph, “number of days” means number of days from the effective date of this ORDER.

(i) Within 180 days, a reduction of twenty-five percent (25%) in the balance of assets classified “Substandard” or “Doubtful.”

(ii) Within 360 days, a reduction of forty-five percent (45%) in the balance of assets classified “Substandard” or “Doubtful.”

(iii) Within 540 days, a reduction of sixty percent (60%) in the balance of assets classified “Substandard” or “Doubtful.”

(iv) Within 720 days, a reduction of seventy-five percent (75%) in the balance of assets classified “Substandard” or “Doubtful.”

(c) The requirements of this paragraph are not to be construed as standards for future operations of the Bank. Following compliance with the above reduction schedule, the Bank shall continue to reduce the total volume of adversely classified assets.

(d) Within 60 days from the effective date of this ORDER, the Bank shall develop a plan to reduce the volume of its private label mortgage backed securities (“PLMBS”) subject to adverse classification. The plan shall include a schedule detailing the amounts by which the volume of PLMBS is to be reduced and the timeframes for accomplishing such reductions. The Bank shall immediately submit the plan to the Supervisory Authorities for review and comment. Within 30 days from receipt of any comment from the Supervisory Authorities, and after due consideration of any recommended changes, the Bank shall approve the plan, which approval shall be recorded in the minutes of the next Board meeting. Thereafter, the Bank shall implement and fully comply with the plan.

SPECIAL MENTION

6. Within 60 days from the effective date of this ORDER, the Bank shall correct the cited deficiencies in the loans listed for “Special Mention” in the Report.

NO ADDITIONAL CREDIT

7.(a) As of the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been charged off or classified, in whole or in part, “Loss” or “Doubtful” and is uncollected. The requirements of this paragraph shall not prohibit the Bank from renewing (after collection in cash of interest due from the borrower) any credit already extended to any borrower.

(b) Additionally, as of the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been classified, in whole or part, “Substandard” or Listed For “Special Mention” and is uncollected.

(c) Paragraph 7(b) shall not apply if the Bank’s failure to extend further credit to a particular borrower would be detrimental to the best interests of the Bank. Prior to the extending of any additional credit pursuant to this paragraph, either in the form of a renewal, extension, or further advance of funds, such additional credit shall be approved by a majority of the Board or a designated committee thereof, who shall certify in writing as follows:

(i) why the failure of the Bank to extend such credit would be detrimental to the best interests of the Bank;

(ii) that the Bank’s position would be improved thereby; and

(iii) how the Bank’s position would be improved.

(d) The signed certification shall be made a part of the minutes of the Board or its designated committee and a copy of the signed certification shall be retained in the borrower’s credit file.

CONCENTRATIONS OF CREDIT

8. Within 60 days from the effective date of this ORDER, the Bank shall perform a risk segmentation analysis with respect to the concentrations of credit listed on the Concentrations pages of the Report. The Bank should refer to the Financial Institution Letter 104-2006 dated December 12, 2006, entitled Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices, for information regarding risk segmentation analysis. A copy of this analysis shall be provided to the Supervisory Authorities. The Bank agrees to develop a plan to reduce any segment of the portfolio which the Supervisory Authorities deem to be an undue concentration of credit in relation to the Bank’s capital account. The plan and its implementation shall be in a form and manner acceptable to the Supervisory Authorities as determined at subsequent examinations and/or visitations.

INTERNAL LOAN REVIEW

9. Within 60 days from the effective date of this ORDER, the Bank shall adopt an effective internal loan review and grading system to provide for the periodic review of the Bank’s loan portfolio in order to identify and categorize the Bank’s loans, and other extensions of credit which are carried on the Bank’s books as loans, on the basis of credit quality. Such system and its implementation shall be satisfactory to the Supervisory Authorities as determined at their initial review and at subsequent examinations and/or visitations. At a minimum, the grading system shall provide for the following:

(a) specification of standards and criteria for assessing the credit quality of the Bank’s loans;

(b) application of loan grading standards and criteria to the Bank’s loan portfolio;

(c) categorization of the Bank’s loans into groupings based on the varying degrees of credit and other risks that may be presented under the applicable grading standards and criteria, but in no case, will a loan be assigned a rating higher than that assigned by examiners at the last examination of the Bank without prior written notification to the Supervisory Authorities;

(d) assessment of the likelihood that each loan exhibiting credit and other risks will not be repaid according to its terms and conditions;

(e) identification of any loan that is not in conformance with the Bank’s loan policy;

(f) identification of any loan which presents any unsafe or unsound banking practice or condition or is otherwise in violation of any applicable State or Federal law, regulation, or statement of policy; and

(g) requirement of a written report to be made to the Board, not less than quarterly after the effective date of this ORDER. The report shall identify the status of those loans that exhibit credit and other risks under the applicable grading standards/criteria and the prospects for full collection and/or strengthening of the quality of any such loans; and specific policies governing Bank charge-offs of loans and underlying collateral taken to repay loans.

LENDING AND COLLECTION POLICIES

10.(a) Within 60 days from the effective date of this ORDER, the Bank shall revise, adopt, and implement written lending and collection policies to provide effective guidance and control over the Bank’s lending function. Such policies and their implementation shall be in a form and manner acceptable to the Supervisory Authorities.

(b) The initial revisions to the Bank’s loan policy and practices, required by this paragraph, at a minimum, shall include the following:

(i) provisions, consistent with FDIC instructions for the preparation of Reports of Condition and Income, under which the accrual of interest income is discontinued and previously accrued interest is reversed on delinquent loans;

(ii) provisions which prohibit the capitalization of interest or loan related expense unless the Board supports in writing and records in the minutes of the corresponding Board meeting why an exception thereto is in the best interests of the Bank;

(iii) provisions which require complete loan documentation, realistic repayment terms and current credit information adequate to support the outstanding indebtedness of the borrower. Such documentation shall include current financial information, profit and loss statements or copies of tax returns and cash flow projections;

(iv) provisions which incorporate limitations on the amount that can be loaned in relation to established collateral values;

(v) provisions which specify the circumstances and conditions under which real estate appraisals must be conducted by an independent third party;

(vi) provisions which prohibit concentrations of credit in excess of 25 percent of the Bank’s’ Tier 1 Capital to any borrower and that borrower’s related interests; and

(vii) provisions which require the preparation of a loan “watch list”, which shall include relevant information on all loans in excess of $500,000 that are classified “Substandard” and “Doubtful” in the Report and by the Supervisory Authorities in subsequent Reports of Examination and all other loans in excess of $500,000 that warrant individual review and consideration by the Board as determined by the Loan Committee or active management of the Bank. The loan “watch list” shall be presented to the Board for review at least monthly with such review noted in the minutes.

(c) The Board shall adopt procedures whereby officer compliance with the revised loan policy is monitored and responsibility for exceptions thereto assigned. The procedures adopted shall be reflected in the minutes of a Board meeting at which all members are present and the vote of each is noted.

ALLOWANCE FOR LOAN AND LEASE LOSSES

11. Within 60 days from the effective date of this ORDER, the Board shall review the adequacy of the ALLL and establish a comprehensive policy for determining the adequacy of the ALLL. For the purpose of this determination, the adequacy of the ALLL shall be determined after the charge-off of all loans or other items classified “Loss”. The policy shall provide for a review of the ALLL at least once each calendar quarter. Said review shall be completed in time to properly report the ALLL in the quarterly Reports of Condition and Income. The review shall focus on the results of the Bank’s internal loan review, loan and lease loss experience, trends of delinquent and non-accrual loans, an estimate of potential loss exposure of significant credits, concentrations of credit, and present and prospective economic conditions. A deficiency in the ALLL shall be remedied in the calendar quarter it is discovered, prior to submitting the Reports of Condition and Income, by a charge to current operating earnings. The minutes of the Board meeting at which such review is undertaken shall indicate the results of the review. The Bank’s policy for determining the adequacy of the ALLL and its implementation shall be satisfactory to the Supervisory Authorities.

INVESTMENT POLICY

12.(a) Within 60 days from the effective date of this ORDER, and annually thereafter, the Board of the Bank shall review the Bank’s investment policy for adequacy and shall make the necessary revisions to address the actual and contemplated condition of investments held to maturity and/or available for sale. At a minimum, the revised policy shall:

(i) address the exceptions noted in the Report;

(ii) require a quarterly written review of the securities held by the Bank;

(iii) be consistent with generally accepted accounting principles; be consistent with the Bank’s loan, liquidity, and funds management policies;

(iv) be consistent with the FDIC’s Statement of Policy on Investment Securities and End-User Derivative Activities; and

(v) be consistent with Instructions for the Preparation of Reports of Condition and Income, under which the Bank shall properly segregate and account for trading account securities.

(b) The Bank shall also within 60 days from the effective date of this ORDER, submit the revised policy to the Supervisory Authorities for review and comment. Within 30 days from the receipt of any comments from the Supervisory Authorities, the Bank shall incorporate those recommended changes. Thereafter, the Bank shall implement and follow the revised policy.

WRITTEN STRATEGIC/BUSINESS PLAN

13.(a) Within 60 days from the effective date of this ORDER, the Bank shall prepare and submit to the Supervisory Authorities for review and comment a written business/strategic plan covering the overall operation of the Bank. At a minimum the plan shall establish objectives for the Bank’s earnings performance, growth, balance sheet mix, liability structure, capital adequacy, and reduction of nonperforming and underperforming assets, together with strategies for achieving those objectives. The plan shall also identify capital, funding, managerial and other resources needed to accomplish its objectives. Such plan shall specifically provide for the following:

(i) goals for the composition of the loan portfolio by loan type including strategies to diversify the type and improve the quality of loans held;

(ii) goals for the composition of the deposit base including strategies to reduce reliance on volatile and costly deposits; and

(iii) plans for effective risk management and collection practices.

(b) Within 30 days from the receipt of any comments from the Supervisory Authorities, and after due consideration of any recommended changes, the Board shall approve the business/strategic plan, which approval shall be recorded in the minutes of a board meeting.

PLAN FOR EXPENSES/PROFITABILITY

14.(a) Within 60 days from the effective date of this ORDER, the Bank shall formulate and implement a written plan to improve and/or sustain Bank earnings. This plan shall be forwarded to the Supervisory Authorities for review and comment and shall address, at a minimum, the following:

(i) goals and strategies for improving and sustaining the earnings of the Bank;

(ii) the major areas in, and means by which the Bank will seek to improve the Bank’s operating performance;

(iii) realistic and comprehensive budgets;

(iv) a budget review process to monitor the income and expenses of the Bank to compare actual figures with budgetary projections;

(v) the operating assumptions that form the basis for, and adequately support, major projected income and expense components; and

(vi) coordination of the Bank’s loan, investment, and operating policies and budget and profit planning with the funds management policy.

(b) Following the end of each calendar quarter, the Board shall evaluate the Bank’s actual performance in relation to the plan required by this paragraph and shall record the results of the evaluation, and any actions taken by the Bank in the minutes of the Board meeting at which such evaluation is undertaken.

(c) Thereafter, the Bank shall formulate such a plan and budget by November 30 of each subsequent year. These plans and budgets shall be submitted to the Supervisory Authorities for review and comment by December 15 of each subsequent year.

FUNDS MANAGEMENT PLAN

15.(a) Within 60 days from the effective date of this ORDER, the Bank shall adopt and implement a written plan addressing liquidity, contingent funding, and asset liability management. The plan shall include, at a minimum:

(i) a limitation on the ratio of the Bank’s total loans to assets;

(ii) a limitation of the ratio of the Bank’s total loans to funding liabilities;

(iii) identification of a desirable range and measurement of dependence on non-core funding;

(iv) establishment of lines of credit that would allow the Bank to borrow funds to meet depositor demands if the Bank’s other provisions for liquidity proved inadequate;

(v) a requirement for retention of sufficient investments that can be promptly liquidated to ensure the maintenance of the Bank’s liquidity posture at a level consistent with short-term and long-term objectives;

(vi) establishment of contingency plans to restore liquidity to that amount called for in the Bank’s liquidity policy; and

(vii) establishment of limits for borrowing federal funds and other funds, including limits on dollar amounts, maturities, and specified sources/lenders.

(b) The Bank shall also within 60 days from the effective date of this ORDER submit a copy of the plan to the Supervisory Authorities for review and comment. Within 30 days from the receipt of any comments from the Supervisory Authorities, the Bank shall incorporate those recommended changes. Thereafter, the Bank shall implement and follow the plan.

(c) Annually during the life of this ORDER, the Bank shall review this plan for adequacy and, based upon such review, shall make appropriate revisions to the plan that are necessary to strengthen funds management procedures and maintain adequate provisions to meet the Bank’s liquidity needs.

INTEREST RATE RISK MANAGEMENT

16.(a) Within 60 days from the effective date of this ORDER, the Bank shall develop and implement a written policy for managing interest rate risk in a manner that is appropriate to the size of the Bank and the complexity of its assets. The policy shall comply with the Joint Inter-Agency Policy Statement on Interest Rate Risk, shall be consistent with the comments and recommendations detailed in the Report and shall include, at a minimum, the means by which the interest rate risk position will be monitored, the establishment of risk parameters, and provision for periodic reporting to management and the Board regarding interest rate risk with adequate information provided to assess the level of risk.

(b) The Bank shall also within 60 days from the effective date of this ORDER, submit the policy to the Supervisory Authorities for review and comment. Within 30 days from the receipt of any comments from the Supervisory Authorities, the Bank shall incorporate those recommended changes.

BROKERED DEPOSITS

17.(a) Throughout the effective life of this ORDER, the Bank shall not accept, renew, or rollover any brokered deposit, as defined by 12 C.F.R. § 337.6(a)(2), unless it is in compliance with the requirements of 12 C.F.R. § 337.6(b), governing solicitation and acceptance of brokered deposits by insured depository institutions.

(b) The Bank shall comply with the restrictions on the effective yields on deposits as described in 12 CFR § 337.6.

RESTRICTIONS ON CERTAIN PAYMENTS

18.(a) While this ORDER is in effect, the Bank shall not declare or pay dividends or bonuses without the prior written approval of the Regional Director. All requests for prior approval shall be received at least 30 days prior to the proposed dividend declaration date (at least 5 days with respect to any request filed within the first 30 days after the date of this ORDER) and shall contain, but not be limited to, an analysis of the impact such dividend or bonus payment would have on the Bank’s capital, income, and/or liquidity positions.

(b) During the term of this ORDER, the Bank shall not make any distributions of interest, principal or other sums on subordinated debentures, if any, without the prior written approval of the Regional Director.

POLICY FOR INTERNAL ROUTINE AND CONTROL

19.(a) Within 60 days from the effective date of this ORDER, the Bank shall adopt and implement a policy for the operation of the Bank in such a manner as to provide adequate internal routine and controls within the Bank consistent with safe and sound banking practices. Such policy and its implementation shall, at a minimum, eliminate and/or correct all internal routine and control deficiencies as more fully set forth in the Report and shall be satisfactory to the Supervisory Authorities.

(b) Within 30 days from the effective date of this ORDER, the Bank shall develop an internal audit program that establishes procedures to protect the integrity of the Bank’s operational and accounting systems. The program shall be in a form and manner acceptable to the Supervisory Authorities.

VIOLATIONS OF LAWS, REGULATIONS AND POLICY

20.(a) Within 60 days from the effective date of this ORDER, the Bank shall eliminate and/or correct all violations of law and regulation, which are more fully set out in the Report. In addition, the Bank shall take all necessary steps to ensure future compliance with all applicable laws and regulations.

(b) Within 60 days from the effective date of this ORDER, the Bank shall eliminate and/or correct all contraventions of policy, which are more fully set out in the Report. In addition, the Bank shall take all necessary steps to ensure future compliance with all applicable statements of policy.

NO MATERIAL GROWTH WITHOUT NOTICE

21. While this ORDER is in effect, the Bank shall notify the Supervisory Authorities at least 60 days prior to undertaking asset growth to ten percent (10%) or more per annum or initiating material changes in asset or liability composition. In no event shall asset growth result in noncompliance with the capital maintenance provisions of this ORDER unless the Bank receives prior written approval from the Supervisory Authorities.

DISCLOSURE

22. Following the effective date of this ORDER, the Bank shall send to its shareholders or otherwise furnish a description of this ORDER in conjunction with the Bank’s next shareholder communication and also in conjunction with its notice or proxy statement preceding the Bank’s next shareholder meeting. The description shall fully describe the ORDER in all material respects. The description and any accompanying communication, statement, or notice shall be sent to the FDIC, Division of Supervision and Consumer Compliance, Accounting and Securities Disclosure Section, 550 17th Street, N.W., Room F-6066, Washington, D.C. 20429 and to the OFR, 200 East Gaines Street, Tallahassee, FL 32399-0371, at least fifteen (15) days prior to dissemination to shareholders. Any changes requested to be made by the FDIC and the OFR shall be made prior to dissemination of the description, communication, notice, or statement.

PROGRESS REPORTS

25.(a) Within 45 days from the end of the first quarter following the effective date of this ORDER, and within 45 days of the end of each quarter thereafter, the Bank shall furnish written progress reports to the Supervisory Authorities detailing the form and manner of any actions taken to secure compliance with this ORDER and the results thereof. Such reports shall include a copy of the Bank’s Reports of Condition and Income.

(b) Such reports may be discontinued when the corrections required by this ORDER have been accomplished and the Supervisory Authorities have released the Bank in writing from making further reports.

(c) All progress reports and other written responses to this ORDER shall be reviewed by the Board and made a part of the minutes of the appropriate Board meeting.

The provisions of this ORDER shall not bar, estop, or otherwise prevent the FDIC, the OFR, or any other federal or state agency or department from taking any other action against the Bank or any of the Bank’s current or former institution-affiliated parties.

This ORDER shall be effective on the date of issuance.

The provisions of this ORDER shall be binding upon the Bank, its institution-affiliated parties, and any successors and assigns thereof.

The provisions of this ORDER shall remain effective and enforceable except to the extent that, and until such time as, any provisions of this ORDER shall have been modified, terminated, suspended, or set aside in writing.

Issued Pursuant to Delegated Authority.

Dated this 16th day of April, 2010.

By:	/s/ Doreen R. Eberley
Doreen R. Eberley
Acting Regional Director
Division of Supervision and Consumer Protection
Atlanta Region
Federal Deposit Insurance Corporation

The Commissioner of the OFR having duly approved the foregoing ORDER, and the Bank, through its Board, agree that the issuance of said ORDER by the FDIC shall be binding as between the Bank and the OFR to the same degree and to the same legal effect that such ORDER would be binding if the OFR had issued a separate ORDER that included and incorporated all of the provisions of the foregoing ORDER pursuant to Chapters 120, 655, and 658, including specifically Sections 655.033 and 655.041, Florida Statutes (2009).

Dated this 13th day of April, 2010.

By:	/s/ Linda B. Charity
Linda B. Charity
Director
Division of Financial Institutions
Office of Financial Regulation
By Delegated Authority for the Commissioner,
Office of Financial Institutions